Exhibit 99.1

Neiman Marcus, Inc. Reports Fourth Quarter and Fiscal Year 2012 Results

DALLAS--(BUSINESS WIRE)--September 13, 2012--Neiman Marcus, Inc. today reported financial results for both the fourth quarter and fiscal year ended July 28, 2012. For the fourth quarter of fiscal year 2012, the Company reported total revenues of $1.00 billion compared to $919.7 million in the prior year. Comparable revenues increased 7.9 percent. The Company reported operating earnings for the fourth quarter of fiscal year 2012 of $25.5 million compared to $17.5 million for the fourth quarter of fiscal year 2011.

The Company reported a net loss of $11.1 million for the fourth quarter of fiscal year 2012 compared to a net loss of $61.4 million for the fourth quarter of fiscal year 2011. Excluding the $42.7 million after-tax loss on debt extinguishment as described below under “Other Items,” the Company’s adjusted net loss for the fourth quarter of fiscal year 2011 was $18.7 million.

For fiscal year 2012, the Company reported total revenues of $4.35 billion compared to $4.00 billion in the prior year. Comparable revenues increased 7.9 percent. The Company recorded operating earnings for fiscal year 2012 of $403.6 million compared to $329.7 million for the comparable period a year ago, an increase of 22 percent.

The Company reported net income of $140.1 million for fiscal year 2012 compared to $31.6 million for fiscal year 2011. Excluding the $42.7 million after-tax loss on debt extinguishment as described below under “Other Items,” the Company’s adjusted net income for fiscal year 2011 was $74.3 million.

Other Items

In the third quarter of fiscal year 2012, the Company made a $29.4 million strategic investment in Glamour Sales Holding Limited (Glamour Sales), a privately held e-commerce company based in Hong Kong with leading flash sales websites in Asia. Through the Company’s investment in Glamour Sales, it intends to launch a full-price e-commerce website in China by the end of fiscal year 2013. The Company’s 37% non-controlling investment in the entity is accounted for under the equity method. The investment is included in other long-term assets within the Consolidated Balance Sheets. During fiscal year 2012, the Company’s investment was reduced by $1.5 million for its equity in losses of Glamour Sales. In fiscal year 2011, the Company incurred a pre-tax loss on debt extinguishment of $70.4 million (or $42.7 million after-tax) which included 1) costs of $37.9 million related to the tender and redemption of its senior notes and 2) the write-off of $32.5 million of debt issuance costs related to the extinguished debt facilities including its senior secured term loan facility and senior notes. The total loss on debt extinguishment was recorded in the fourth quarter of fiscal year 2011 as a component of interest expense.

A live webcast of the conference call on earnings can be accessed through the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com on Thursday, September 13, 2012 beginning at 9:00 a.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com.

Non-GAAP Financial Measures. In this press release, the Company's financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company presents the non-GAAP financial measures adjusted net (loss) income, which excludes certain charges such as the Company’s loss on debt extinguishment, and EBITDA. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help investors’ ability to analyze underlying trends in the Company's business, evaluate its performance relative to other companies in its industry, provide useful information to both management and investors by excluding certain items that may not be indicative of the Company's core operating results and, in the case of EBITDA, help investors to evaluate the Company’s ability to service its debt. In addition, the Company uses EBITDA as a component of the measurement of incentive compensation. These measures should not be considered a substitute for or superior to GAAP results and may vary from others in the industry. For further information related to the Company’s use of EBITDA as a non-GAAP financial measure, see page 9 of this release.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: weakness in domestic and global capital markets and other economic conditions and the impact of such conditions on the Company’s ability to obtain credit; general economic and political conditions or changes in such conditions, including relationships between the United States and the countries from which the Company sources its merchandise; economic, political, social or other events resulting in the short-or long-term disruption in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in the demographic or retail environment; changes in consumer preferences or fashion trends; changes in the Company’s relationships with customers due to, among other things, its failure to provide quality service and competitive loyalty programs, its inability to provide credit pursuant to its proprietary credit card arrangement or its failure to protect customer data or comply with regulations surrounding information security and privacy; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities and senior subordinated notes; the ability to refinance the Company’s indebtedness under its senior secured credit facilities and the effects of any refinancing; the effects upon the Company of complying with the covenants contained in its senior secured credit facilities and the indentures governing its senior subordinated notes; restrictions on the terms and conditions of the indebtedness under the Company’s senior secured credit facilities may place on the Company’s ability to respond to changes in its business or to take certain actions; competitive responses to the Company’s loyalty programs, marketing, merchandising and promotional efforts or inventory liquidations by vendors or other retailers; changes in the financial viability of the Company’s competitors; seasonality of the retail business; adverse weather conditions or natural disasters, particularly during peak selling seasons; delays in anticipated store openings and renovations; the Company’s success in enforcing its intellectual property rights; changes in the Company’s relationships with designers, vendors and other sources of merchandise, including adverse changes in their financial viability, cash flows or available sources of funds; delays in receipt of merchandise ordered due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such merchandise; changes in foreign currency exchange or inflation rates; significant increases in paper, printing and postage costs; changes in key management personnel and the Company’s ability to retain key management personnel; changes in the Company’s relationships with certain of its key sales associates and the Company’s ability to retain its key sales associates; changes in government or regulatory requirements increasing the Company’s costs of operations; litigation that may have an adverse effect on the Company’s financial results or reputation; terrorist activities in the United States and elsewhere; the impact of funding requirements related to the Company’s pension plan; the Company’s ability to provide credit to its customers pursuant to its proprietary credit card program arrangement, including any future changes in the terms of such arrangement and/or legislation impacting the extension of credit to its customers; and the design and implementation of new information systems as well as enhancements of existing systems.

These and other factors that may adversely affect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	July 28, 2012	July 30, 2011

ASSETS
Current assets:
Cash and cash equivalents	$49,253	$321,591
Merchandise inventories	939,817	839,334
Other current assets	154,665	141,816
Total current assets	1,143,735	1,302,741

Property and equipment, net	894,478	873,199
Goodwill and intangible assets, net	3,093,017	3,143,140
Other assets	70,625	45,689
Total assets	$5,201,855	$5,364,769

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$331,408	$291,311
Accrued liabilities	393,821	370,889
Total current liabilities	725,229	662,200

Long-term liabilities:
Asset-based revolving credit facility	100,000	-
Long-term debt	2,681,882	2,681,687
Deferred income taxes	626,605	683,908
Other long-term liabilities	452,596	342,677
Total long-term liabilities	3,861,083	3,708,272

Total shareholders’ equity	615,543	994,297
Total liabilities and shareholders’ equity	$5,201,855	$5,364,769

NEIMAN MARCUS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended		Fiscal Year Ended
(in thousands)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011

Revenues	$1,005,358	$919,650	$4,345,374	$4,002,272
Cost of goods sold including buying and occupancy costs	700,906	639,604	2,798,033	2,589,419
Selling, general and administrative expenses	244,187	224,535	1,013,582	934,177
Income from credit card program	(13,178)	(12,035)	(51,571)	(46,022)
Depreciation expense	34,406	35,012	130,119	132,433
Amortization of intangible assets	7,528	10,607	32,245	44,670
Amortization of favorable lease commitments	4,470	4,470	17,878	17,878
Equity in loss of foreign e-commerce retailer	1,514	-	1,514	-

Operating earnings	25,525	17,457	403,574	329,717

Interest expense, net	44,704	115,099	175,237	280,453

(Loss) earnings before income taxes	(19,179)	(97,642)	228,337	49,264

Income tax (benefit) expense	(8,121)	(36,260)	88,251	17,641

Net (loss) earnings	$(11,058)	$(61,382)	$140,086	$31,623

NEIMAN MARCUS, INC. OTHER OPERATING DATA (UNAUDITED)

SEGMENTS:	Thirteen Weeks Ended		Fiscal Year Ended
(dollars in millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011

REVENUES:
Specialty Retail Stores	$795.7	$743.1	$3,466.6	$3,245.2
On-line	209.7	176.6	878.8	757.1
Total	$1,005.4	$919.7	$4,345.4	$4,002.3

OPERATING EARNINGS:
Specialty Retail Stores	$28.1	$27.7	$387.7	$341.7
On-line	25.7	18.4	132.4	113.0
Corporate expenses	(14.8)	(13.5)	(64.9)	(62.5)
Amortization of intangible assets and favorable lease commitments	(12.0)	(15.1)	(50.1)	(62.5)
Equity in loss of foreign e-commerce retailer	(1.5)	-	(1.5)	-
OPERATING EARNINGS	$25.5	$17.5	$403.6	$329.7

NEIMAN MARCUS, INC. OTHER OPERATING DATA (UNAUDITED)

OTHER DATA:

	Thirteen Weeks Ended		Fiscal Year Ended
(dollars in millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011

Capital expenditures	$44.3	$28.2	$152.8	$94.2

Depreciation	$34.4	$35.0	$130.1	$132.4
Amortization of intangibles	$12.0	$15.1	$50.1	$62.5

Rent expense	$22.1	$21.8	$91.9	$87.6

EBITDA	$71.9	$67.5	$583.8	$524.7

NEIMAN MARCUS, INC.
EBITDA - NON-GAAP FINANCIAL MEASURE
(UNAUDITED)

The following table reconciles net (loss) earnings as reflected in the Company’s condensed consolidated statements of operations prepared in accordance with GAAP to EBITDA:

	Thirteen Weeks Ended		Fiscal Year Ended
(dollars in millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011

Net (loss) earnings	$(11.1)	$(61.4)	$140.1	$31.6
Income tax (benefit) expense	(8.1)	(36.3)	88.3	17.7
Interest expense, net	44.7	115.1	175.2	280.5
Depreciation expense	34.4	35.0	130.1	132.4
Amortization of intangible assets and favorable lease commitments	12.0	15.1	50.1	62.5
EBITDA	$71.9	$67.5	$583.8	$524.7

The Company presents the non-GAAP financial measure EBITDA because it uses this measure to monitor and evaluate the performance of its business and believes the presentation of this measure will enhance investors’ ability to analyze trends in its business, evaluate its performance relative to other companies in its industry and evaluate its ability to service its debt. In addition, the Company uses EBITDA as a component of the measurement of incentive compensation.

EBITDA is not a presentation made in accordance with GAAP and this computation may vary from others in the industry. In addition, EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the indentures governing the Company’s senior secured asset-based revolving credit facility, senior secured term loan facility and senior subordinated notes. EBITDA should not be considered as an alternative to operating earnings or net (loss) earnings as a measure of operating performance or cash flows as a measure of liquidity. EBITDA has important limitations as analytical tools and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as reported under GAAP. For example, EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, working capital needs; does not reflect our considerable interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; excludes tax payments that represent a reduction in cash available; and does not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future.

CONTACT:
Neiman Marcus, Inc.
Stacie Shirley, 214-757-2967
Senior Vice President – Finance and Treasurer
or
Mark Anderson, 214-757-2934
Director – Finance